UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 2/12/2007

FASTENTECH, INC.

(Exact name of Registrant as Specified in its Charter)

Commission File Number: 333-108365

Delaware	52-2225101
(State of Other Jurisdiction Of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8500 Normandale Lake Boulevard

Suite 1230

Minneapolis, MN 55437

(Address of Principal Executive Offices, Including Zip Code)

(952) 921-2090

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

(a) On February 12, 2007, FastenTech, Inc. (the “Company”) issued a press release announcing the financial results for the fiscal 2007 first quarter ended December 31, 2006. A copy of the press release is attached as Exhibit 99.1.

Note Regarding Presentation of Non-GAAP Financial Measures

Adjusted EBITDA and pro forma results are non-GAAP measures presented in this press release as supplemental disclosures to operating income and reported results. The Company uses Adjusted EBITDA as a basis for presenting and using financial data to aid it in making internal operating decisions. It defines Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, and non-operating items. Pro forma results are presented to aid in the analyses of reported results because of the significant acquisition activity the Company has engaged in over the past twenty-four months. Pro forma results are calculated as if the acquisitions that were completed after the beginning of a reported accounting period had occurred as of the beginning of the respective accounting period. Neither Adjusted EBITDA, nor pro forma results are intended to represent and should not be considered more meaningful than, or an alternative to, operating income, cash flows from operating activities or other measures of performance in accordance with generally accepted accounting principles.

The Company includes Adjusted EBITDA data and pro forma results because it is how management measures operating segment performance. It also realizes that certain investors use such information as one measure of an issuer’s historical ability to service debt and as a measure of operations. However, because of potential inconsistencies in the method of calculation, neither Adjusted EBITDA nor pro forma results are necessarily comparable to other similarly titled captions used by other companies or definitions used in the Company’s debentures, credit, or other similar agreements.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated February 12, 2007 announcing that FastenTech, Inc. reports fiscal 2007 first quarter results.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FASTENTECH, INC.

Date: February 12, 2007	By:	/s/ Michael R. Elia
Michael R. Elia
Senior Vice President and Chief Financial Officer